  Exhibit 99.1

Bright Mountain Media Announced 2017 Year End Results

Boca Raton, FL – April 30, 2018 – Bright Mountain Media, Inc. (www.brightmountainmedia.com) (OTCQB: BMTM), a digital media holding company for online assets primarily targeting and servicing the military and public safety markets, is pleased to announce that its total revenue for the year ended December 31, 2017 was approximately $3.68 million, a year over year increase in excess of 90% from its total revenue of approximately $1.9 million reported for the year ended December 31, 2016. While product sales increased by more than 70% year over year, revenues from advertising increased by more than 150% year over year. This increase is principally attributable to Daily Engage Media sales of $716,082 for the period of September 19, 2017 (the date of its acquisition) through December 31, 2017. Our cash used in operating activities declined approximately 7% in 2017 from 2016.

In commenting on the year end results, Mr. W. Kip Speyer, Bright Mountain Media’s Chairman, President and CEO, stated that “The increase in total revenues in 2017 was attributable in large part to the acquisition of Daily Engage Media and reflected our operational focus on the advertising segment of our company.” Mr. Speyer stated further “With the continuing integration of the Daily Exchange Media business and operations, relationships with publishers should increase and we expect that the revenue contributions from Daily Exchange Media should continue to fuel the growth of the company.”

About Bright Mountain Media

Bright Mountain Media, Inc. (BMTM) historically has operated as a digital media holding company for online assets primarily targeted to the military and public safety sectors. We are dedicated to providing “those that keep us safe” places to go online where they can do everything from staying current on news and events affecting them, look for jobs, share information, communicate with the public, and purchase products. In addition to our corporate website, we own and/or manage 24 websites which are customized to provide our niche users, including active, reserve and retired military, law enforcement, first responders and other public safety employees with products, information and news that we believe may be of interest to them. In September 2017 we acquired Daily Engage Media, an ad network. With its acquisition and the recent completion of its RTB (real time bidding) exchange platform, we intend to launch the Bright Mountain Media Ad Exchange Network in the third quarter of 2018. For more information, please visit us at https://www.brightmountainmedia.com/.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. Bright Mountain Media, Inc.'s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings including, but are not limited to, our ability to raise sufficient working capital to pay our obligations as they become due and fund our growth initiatives, our history of losses and ability to continue as a going concern, the possible failure to transition to a primarily advertising based revenue model, our dependence on our relationships with Google AdSense, Amazon and eBay, risks associated with integration of acquired websites, failure to protect our content and possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks and uncertainties, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on April 2, 2018, and our subsequent filings with the SEC. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and Bright Mountain Media, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.